CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

AGREEMENT
This Agreement (hereinafter called “Agreement”) is made this April 5th, 2012 by and between Kureha Corporation, a Japanese corporation (hereinafter called “Kureha”), with its principal offices at 3-3-2, Nihonbashi-Hamacho, Chuo-ku, Tokyo 103-8552, Japan and Ocera Therapeutics, Inc., a Delaware corporation (hereinafter called “Ocera”), with its principal offices at 12651 High Bluff Drive, Suite 230, San Diego, CA 92130, the United States of America.
WITNESSETH THAT:
WHEREAS, Kureha and Ocera have entered into the License Agreement (hereinafter defined) and the Commercial Supply Agreement (hereinafter defined); and
WHEREAS, Ocera has been developing the Product as a medical device for the IBS Indication (hereinafter defined) in Europe pursuant to the License Agreement; and
WHEREAS, Kureha and Ocera are willing to amend the terms and conditions of the License Agreement and Commercial Supply Agreement regarding, among other things, milestone payments for the achievement of certain milestone events as applied only to the development and commercialization of the Product as a medical device for the IBS Indication in European Countries (hereinafter defined) by Ocera and the commercial supply to Ocera by Kureha of the Compound for use in such Product, in each case as set forth in this Agreement.
NOW, THEREFORE, the parties hereto intending to be bound in accordance herewith, agree as follows:

1.	DEFINITIONS
1.1    All capitalized terms used but not defined herein shall have the meaning set forth in the License Agreement or the Commercial Supply Agreement, as applicable.
1.2    When used herein, the following terms shall have the meanings set forth below:
(a)    “License Agreement” shall mean Restated License Agreement, effective as of March 6th, 2008, between Kureha and Ocera;
(b)    “Commercial Supply Agreement” shall mean Commercial Manufacture And Supply Agreement, effective as of November 1st, 2007, between Kureha and Ocera;
(c)    “IBS Indication” shall mean the treatment of irritable bowel syndrome (IBS) in humans; and
(d)    “First Commercial Supply” shall mean the first delivery of the Compound supplied by Kureha to Ocera or any of its Sublicensees (and accepted by Ocera or its Sublicensees in accordance with Section 5.4 of the Commercial Supply Agreement) for commercial use by Ocera or its Sublicensees of Medical Device Product for the IBS Indication (including for the sales to the self-pay population) in European Countries.
(e)    “Medical Device Product” shall mean a Product for which Ocera has obtained Regulatory Approval as a medical device (as opposed to as a pharmaceutical drug).
(f)    “European Countries” shall mean member states of the European Economic Area (EEA), Switzerland and Turkey.

2.	FIELD OF MEDICAL DEVICE
Ocera shall not, and shall cause any of its Sublicensees not to, develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import or export, Products including Medical Device Products in any of fields other than the Field.
Ocera shall not, and shall cause any of its Sublicensees not to, develop, register, use, distribute, promote, market, offer for sale, sell, have sold, import or export the Product for the IBS indication in European Countries as a non-prescription product.

3.	MILESTONE PAYMENTS FOR MEDICAL DEVICE
3.1    Notwithstanding Section 3.1 of the License Agreement, and subject to Section 3.2 and 3.3 hereof, in case that Ocera or any of its Sublicensees obtains Regulatory Approval of the Product as medical device for the IBS Indication in European Countries, within 30 days following the occurrence of each of the events set forth below, Ocera shall pay to Kureha the following milestone payment:

Milestone Event for IBS Indication	Milestone Payment
The First Commercial Supply	[*]
Achievement of annual Net Sales of Medical Device Products in European Countries of [*]	[*] or if agreed by the parties hereto as set forth below in this Section 3.1, [*]
Achievement of annual Net Sales of Medical Device Products in European Countries of [*]	[*]
Achievement of annual Net Sales of Medical Device Products in European Countries of [*]	[*]
Achievement of annual Net Sales of Medical Device Products in European Countries of [*]	[*]

In the event that two or more milestone events described above except the First Commercial Supply are achieved simultaneously during a calendar year, the milestone payments regarding the achieved milestone events shall be made by Ocera to Kureha simultaneously. Notwithstanding the above, if Ocera sells Medical Device Products for the IBS Indication in European Countries directly and not with or through any Sublicensee, Ocera and Kureha agree that first milestone payment of [*] set forth above may be subject to discussion between the parties hereto at the time such sales by Ocera is planned. If the parties hereto subsequently agree that such first milestone payment of [*] shall no longer be due from Ocera, the parties hereto agree to increase the milestone payment for the second milestone event set forth above in this Section 3.1 (Achievement of annual Net Sales of Medical Device Products in European Countries of [*] ) from [*] to [*] .  Each of the milestone payments described in this Section 3.1 shall be payable only one time for the first occurrence of the applicable event, subject to Section 3.2 and 3.3 hereof.
3.2    Notwithstanding Section 3.1 hereof and Section 3.1 of the License Agreement, any milestone payment paid by Ocera pursuant to Section 3.1 hereof shall be fully creditable against any milestone payment(s) due under Section 3.1 of the License Agreement for milestone events for First GI Indication (i.e., the first three milestone payments described in Section 3.1 of the License Agreement), and any milestone payment(s) paid by Ocera under Section 3.1 of the License Agreement for achievement of the milestone events for First GI Indication shall be creditable against any milestone payment(s) due under Section 3.1 hereof. Payments made to Kureha pursuant to Section 3.1 hereof are non-refundable and may not be credited against any payments payable by Ocera to Kureha under any agreement between the parties hereto, including but not limited to this Agreement, the License Agreement and the Commercial Supply Agreement, except those specified in this Agreement.
3.3    The completion of payment in accordance with Sections 3.1 and 3.2 hereof shall be considered as the completion of milestone payments for First GI Indication set forth in Section 3.1 of the License Agreement, and the completion of payment of the milestone payments for First GI Indication set forth in Section 3.1 of the License Agreement shall be considered as the completion of the milestone payments set forth in Section 3.1 hereof. For clarity, and without limiting Section 3.2 hereof, in no event shall Ocera be obligated to pay to Kureha more than a total of [*] for achievement of the milestone events set forth in Section 3.1 hereof.

4.	ADVERSE EVENTS
Kureha and Ocera confirm that Ocera shall, and shall require its Sublicensees to, collect information of adverse events believed to be related to any Medical Device Product for the IBS Indication in any country in the Licensed Territory in the manner equivalent to that in which Ocera carries out collection and report to Kureha of pharmacovigilance data regarding the Products as pharmaceutical drug in accordance with the Safety Agreement.

5.	SUPPLY OF THE COMPOUNDS AS SAMPLES
6.    In case that Ocera or any of its Sublicensees obtains Regulatory Approval as medical device for the IBS Indication in European Countries, Kureha shall not assume any obligations to supply Compound without charge as samples of such Medical Device Product for the IBS Indication in such European Countries under Section 4.1(c) of the Commercial Supply Agreement. Notwithstanding the above, if Ocera or any of its Sublicensees obtains NDA approval of a Product as pharmaceutical drug for the IBS indication in a Major Country, Kureha will supply the Compound without charge for use as samples in accordance with Section 4.1(c)
of the Commercial Supply Agreement.

7.	VALIDITY OF AGREEMENTS
Except as otherwise provided in this Agreement, this Agreement replace and supersede all previous agreements regarding the subject matter referred herein. Any other terms and conditions of the License Agreement and the Commercial Supply Agreement which are not explicitly amended by this Agreement shall remain valid and unchanged.

8.	EFFECTIVE DATE
This Agreement shall become effective as of April 5th, 2012 and shall expire when the License Agreement or the Commercial Supply Agreement terminates or expires (include the same date of termination or expiration), whichever comes later.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers or representatives.
KUREHA CORPORATION

By:s/ Yoshiharu Oguchi
Name: Yoshiharu Oguchi, Ph.D.
Title: Vice President & General Manager Pharmaceuticals Division

OCERA THERAPEUTICS, INC.

By:s/Laurent Fischer
Name: Laurent Fischer, M.D.
Title: President and CEO

1.